Exhibit 10.a.
         AMENDED AND RESTATED GUARANTY

                  This Amended and Restated Guaranty ("Amended and Restated Guaranty") is executed as of the 9th day of May, 1997 by Heilig-Meyers Company, a Virginia corporation (the "Guarantor"), in favor of Beneficial National Bank USA, a national banking association ("BNB USA").

         PRELIMINARY STATEMENTS

                  WHEREAS, Rhodes, Inc., a Georgia corporation ("Rhodes"), and BNB USA are parties to a Merchant Agreement dated as of May 15, 1992, which was amended from time to time (the "Original Merchant Agreement");

                  WHEREAS, Rhodes is a wholly-owned subsidiary of the Guarantor;

                  WHEREAS, the Guarantor guaranteed the payment obligations of Rhodes under Section 9(D) of the Original Merchant Agreement (the "Original Guarantee");

                  WHEREAS, the Original Merchant Agreement was amended and restated as of May 9, 1997 (the "Amended and Restated Merchant Agreement") by Rhodes, the Guarantor, BNB USA and HMY RoomStore, Inc., a Virginia corporation ("RoomStore");

                  WHEREAS, RoomStore is a wholly-owned subsidiary of the Guarantor;

                  WHEREAS, the Guarantor has agreed to guarantee the payment obligations of Rhodes and RoomStore under Section 9(D) of the Amended and Restated Merchant Agreement;

                  WHEREAS, the Guarantor and BNB USA desire to amend and restate the Original Guarantee;

                  NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the Guarantor, the Guarantor agrees as follows:

         Definitions. Unless otherwise defined in this Amended and Restated Guaranty, all defined terms used in this Amended and Restated Guaranty shall have the meanings ascribed to such terms in the Amended and Restated Merchant Agreement.

         Guaranty of Obligations. The Guarantor unconditionally guarantees the full and prompt payment when due of all of the payment obligations of Rhodes and RoomStore under Section 9(D)(3) of the Amended and Restated Merchant Agreement (pursuant to which Rhodes and RoomStore are obligated to repurchase certain Recourse Accounts), under Section 9(D)(4) of the Amended and Restated Merchant Agreement (pursuant to which Rhodes and RoomStore are obligated to pay certain expenses associated with the collection of the Recourse Accounts) and under
Section 9(D)(7) of the Amended and Restated Merchant Agreement (pursuant to which Rhodes and RoomStore are obligated to establish and maintain a reserve or secure and maintain a letter of credit in favor of BNB USA) (collectively, the "Obligations").

         Payment of Costs and Expenses. The Guarantor shall pay all reasonable costs and expenses, including, without limitation, all court costs and attorney's fees and expenses, paid or incurred by BNB USA in connection with the enforcement of the obligations of the Guarantor under this Amended and Restated Guaranty.

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

         Validity of Obligations; Irrevocability. The Guarantor agrees that its obligations under this Amended and Restated Guaranty shall be absolute and unconditional, irrespective of (i) the validity, enforceability, discharge, disaffirmance, settlement or compromise (by any person, including a trustee in bankruptcy) of the Obligations, (ii) the absence of any attempt to collect the Obligations from Rhodes or RoomStore, (iii) the waiver or consent by BNB USA with respect to any provision of any instrument evidencing the Obligations, (iv) any change of the time, manner or place of payment or performance, or any other term of any of the Obligations, (v) any law, regulation or order of any jurisdiction affecting any term of any of the Obligations or rights of BNB USA with respect thereto or (vi) any other circumstances which might otherwise constitute a legal or equitable discharge or defense of a guarantor. The Guarantor agrees that BNB USA shall be under no obligation to marshall any assets in favor of or against or in payment of any or all of the Obligations. The Guarantor further agrees that, to the extent that Rhodes or RoomStore makes a payment or payments to BNB USA, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to Rhodes or RoomStore, or to the estate, trustee, or receiver of Rhodes or RoomStore or to any other party, including, without limitation, the Guarantor, under any bankruptcy, insolvency or similar state or federal law, common law or equitable cause, then to the extent of such payment or repayment, the Obligation or part thereof which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the date such initial payment, reduction or satisfaction occurred. The Guarantor waives all set-offs and counterclaims and all presentments, demands for performance, notices of dishonor and notices of acceptance of this Amended and Restated Guaranty. The Guarantor agrees that its obligations under this Amended and Restated Guaranty shall be irrevocable.

         Rights of Set-Off. The Guarantor hereby authorizes BNB USA at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (whether general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by BNB USA to or for the credit or the account of the Guarantor against any and all of the obligations of the Guarantor now or hereafter existing under this Amended and Restated Guaranty to BNB USA. The Guarantor acknowledges that the rights of BNB USA described in this Section 5 are in addition to other rights and remedies (including, without limitation, other rights of set-off) BNB USA may have.

         Successors and Assigns. This Amended and Restated Guaranty shall bind the Guarantor and its successors and assigns and shall inure to the benefit of and be enforceable by BNB USA and its respective successors and assigns.

         Severability. If any term or provision of this Amended and Restated Guaranty shall be determined to be illegal or unenforceable to any extent with respect to any person or circumstance, the enforceability of such term or provision shall not be affected with respect to any other person or circumstance, and such term or provision shall be enforceable to the fullest extent permitted by applicable law.

         Governing Law. This Amended and Restated Guaranty shall be governed by and construed in accordance with the laws of the State of Delaware.

                  IN WITNESS WHEREOF, this Amended and Restated Guaranty has been duly executed by the Guarantor as of the date first written above.

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


                                                     HEILIG-MEYERS COMPANY


                                                     By /s/ Paige H. Wilson
                                                     ----------------------
                                                     Name: Paige H. Wilson
                                                     Title: Vice President,
                                                            Treasurer
                                                            and Secretary


Acknowledged and accepted
as of this 27th day of
June, 1997


BENEFICIAL NATIONAL BANK, USA


By /s/ Signature Unreadable
   ------------------------
   Name:
   Title:


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